                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-45908

Prospectus Supplement
(To Prospectus Dated October 2, 2000)



                                 $600,000,000


                              GLOBAL MARINE INC.

             Zero Coupon Convertible Debentures Due June 23, 2020
                                      and
            Common Stock Issuable Upon Conversion of the Debentures

                                  ----------

     This document supplements the prospectus dated October 2, 2000, relating to the debentures and the shares of common stock issuable upon conversion of the debentures. This prospectus supplement is incorporated by reference into the prospectus. The information in this prospectus supplement replaces and supersedes the information set forth under the heading "Selling Security Holders" in the prospectus dated October 2, 2000.

     Our common stock is listed on the New York Stock Exchange under the symbol "GLM." The last reported sales price for our common stock on the New York Stock Exchange on October 12, 2000, was $31.75. The debentures trade on the PORTAL(SM) market.

     INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 8 OF THE PROSPECTUS.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


          The date of this Prospectus Supplement is October 13, 2000.

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                           SELLING SECURITY HOLDERS

        We originally issued the debentures in a private placement. The debentures were resold by the initial purchaser to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S, in each case in transactions exempt from registration under the Securities Act. The debentures and the underlying common stock that may be offered under the prospectus will be offered by the selling securityholders, which includes their transferees, pledgees or donees or their successors. The following table sets forth certain information concerning the principal amount at maturity of debentures beneficially owned by each selling securityholder and the number of shares of underlying common stock that may be offered from time to time pursuant to the prospectus, as supplemented.

        The number of shares of common stock shown in the table below assumes conversion of the full amount of debentures held by such holder at the initial conversion rate of 12.2182 shares per $1,000 principal amount at maturity of debentures. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any.



                                                PRINCIPAL AMOUNT AT
                                                   MATURITY OF
                                                   DEBENTURES          PERCENTAGE OF     NUMBER OF SHARES       PERCENTAGE OF
                                                BENEFICIALLY OWNED      DEBENTURES       OF COMMON STOCK        COMMON STOCK
                  NAME                           THAT MAY BE SOLD       OUTSTANDING      THAT  MAY BE SOLD      OUTSTANDING (1)
                   ---                           -----------------     ------------      -----------------      ---------------
Argent Convertible Arbitrage Fund, Ltd. .......    $ 10,000,000            1.67%               122,182                *

Aristeia International, Ltd. ..................       9,760,000            1.63%               119,249                *

Aristeia Trading, L.P. ........................       6,240,000            1.04%                76,241                *

Bank Austria Cayman Island, Ltd. ..............       6,400,000            1.07%                78,196                *

Bear, Stearns & Co. Inc. ......................      16,375,000            2.73%               200,073                *

Black Diamond Offshore, Ltd. ..................       2,158,000             *                   26,366                *

Chrysler Corporation Master
    Retirement Trust ..........................       1,500,000             *                   18,327                *

Deephaven Domestic Convertible Trading, Ltd. ..      20,000,000            3.33%               244,364                *

Delta Airlines Master Trust (c/o Oaktree
    Capital Management LLC) ...................         535,000             *                    6,536                *

Double Black Diamond Offshore, LDC ............       7,453,000            1.24%                91,062                *

General Motors Welfare Benefit Trust
    (ST-Veba) .................................       5,000,000             *                   61,091                *

Goldman, Sachs and Company ....................       7,250,000            1.21%                88,581                *

Granville Capital Corporation (2) .............      18,000,000            3.00%               219,927                *

Highbridge International LLC ..................      69,500,000           11.58%               849,164                *

J.P. Morgan Securities, Inc. ..................       3,500,000             *                   42,763                *

KBC Financial Products ........................       5,000,000             *                   61,091                *

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

                                                PRINCIPAL AMOUNT AT
                                                   MATURITY OF
                                                   DEBENTURES          PERCENTAGE OF     NUMBER OF SHARES       PERCENTAGE OF
                                                BENEFICIALLY OWNED      DEBENTURES       OF COMMON STOCK        COMMON STOCK
                  NAME                           THAT MAY BE SOLD       OUTSTANDING      THAT  MAY BE SOLD      OUTSTANDING (1)
                  ----                           -----------------     ------------      -----------------      ---------------
Kentfield Trading Ltd. .......................      13,300,000            2.22%               162,502                  *

Lydian Overseas Partners Master Fund..........      41,000,000            6.83%               500,946                  *

Motion Picture Industry Health Plan-Active
    Member Trust..............................         175,000              *                   2,138                  *

Motion Picture Industry Health Plan-Retiree
    Member Trust..............................          85,000              *                   1,038                  *

OCM Convertible Trust.........................         625,000              *                   7,636                  *

Onyx Fund Holdings, LDC.......................      30,000,000            5.00%               366,546                  *

OZ Master Fund, Ltd. .........................      30,000,000            5.00%               366,546                  *

Partner Reinsurance Company Ltd. .............         300,000              *                   3,665                  *

Peoples Benefit Life Insurance Company
    (Teamsters Separate Account)..............      10,000,000            1.67%               122,182                  *

Peoples Benefit Life Insurance Company........      10,000,000            1.67%               122,182                  *

Ramius Capital Group Holdings, Ltd. ..........       1,600,000              *                  19,549                  *

Spear, Leeds & Kellogg........................       4,000,000              *                  48,872                  *

State Employees Retirement Fund of the State
    of Delaware...............................         760,000              *                   9,285                  *

State of Connecticut Combined Investment
    Fund......................................       1,680,000              *                  20,526                  *

UBS O'Connor LLC..............................      78,500,000           13.08%               959,128                  *

Vanguard Convertible Securities Fund, Inc. ...       1,840,000              *                  22,481                  *

White River Securities L.L.C. ................      16,375,000            2.73%               200,073                  *

Worldwide Transactions, Ltd. .................         389,000              *                   4,752                  *

Any other holder of debentures or future
    transferee from any such holder(2)(3).....     170,700,000           28.45%             2,085,646               1.17%

-----------
     *   Less than 1%.
    (1) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 175,675,130 shares of common stock outstanding as of August 31, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.
    (2) As reflected in Schedule 13G filed with the SEC on March 6, 1998 by Soros Fund Management LLC, as amended, during the past three years, Stanley F. Drunkenmiller, previously Lead Portfolio Manager of Soros Fund Management, may have been deemed the beneficial owner of 5.24% of our outstanding common stock. Soros Fund Management is the principal investment manager to Quantum Partners LDC (for whose account shares of our common stock have also been held), an affiliate of Granville Capital Corporation. This disclosure is qualified in its

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        entirety by reference to the Schedule 13G filed March 6, 1998, and all other Exchange Act filings of Soros Fund Management.
    (3) Information concerning other selling holders of debentures or underlying common stock will be set forth in additional prospectus supplements from time to time, if required.
    (4) Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

    The preceding table has been prepared based upon the information furnished to us by the selling securityholders named above.

    The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their debentures since the date on which the information in the preceding table is presented pursuant to the offer contemplated by the prospectus or in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will further supplement the prospectus accordingly. We cannot give an estimate as to the amount of the debentures or underlying common stock that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their debentures or underlying common stock pursuant to the offering contemplated by the prospectus. See "Plan of Distribution" in the prospectus.

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